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                                                                    EXHIBIT 12.1

                          IMCLONE SYSTEMS INCORPORATED

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2000       1999       1998       1997       1996
                                          --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Net loss................................  $(70,351)  $(34,611)  $(21,382)  $(15,491)  $(16,015)
Add:
  Fixed charges.........................    13,208        766        624        734        991
Less:
  Capitalized interest..................       846        204         --         --         --
                                          --------   --------   --------   --------   --------
          Net loss, as adjusted.........  $(57,989)  $(34,049)  $(20,758)  $(14,757)  $(15,024)
                                          ========   ========   ========   ========   ========
Fixed charges:
  Interest (gross), including
     amortization of debt issuance
     costs..............................    12,931        496        435        551        823
  Portion of rent representative of the
     interest factor....................       277        270        189        183        168
                                          --------   --------   --------   --------   --------
Fixed charges...........................  $ 13,208   $    766   $    624   $    734   $    991
                                          ========   ========   ========   ========   ========
Deficiency of earnings available to
  cover fixed charges...................  $(71,197)  $(34,815)  $(21,382)  $(15,491)  $(16,051)
                                          ========   ========   ========   ========   ========